TODD SHIPYARDS CORPORATION ANNOUNCES AWARD OF CONTRACT TO BUILD EXCAVATOR BARGE

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...August 4, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific") was awarded a contract by Washington Group International/Alberici, a joint venture, under their contract with United States Army Corp of Engineers. Under the contract Todd Pacific is to construct and deliver one custom built barge ("Excavator Barge") to serve as a work platform for a deep digging excavator on the Ohio River. The Excavator Barge will be used in the construction of the Olmsted Dam, near Olmsted, Illinois. The barge will be 176 feet long with a maximum beam of 50 feet and will have a lightship weight of approximately 1087 long tons. The firm fixed priced contract award is $10,555,998. Work will be accomplished by the Todd Pacific workforce and selected subcontractors commencing in August 2006 with delivery at the Olmsted site scheduled for November 2007.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.